Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

November 4, 2022

Sonendo, Inc.

26061 Merit Circle, Suite 102

Laguna Hills, California 92653

Ladies and Gentlemen:

We are acting as counsel to Sonendo, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale or other disposition, from time to time, by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”), including their donees, pledgees, transferees or other successors-in-interest, of up to 66,361,382 shares of our common stock, par value $0.001 per share (the “Common Stock,”), which includes (i) 23,045,536 issued and outstanding shares of Common Stock (the “Shares”) and (ii) 43,315,846 shares of Common Stock (the “Warrant Shares”), issuable upon the exercise of certain outstanding pre-funded warrants to purchase Common Stock (the “Warrants”), issued by the Company to the Selling Stockholders, as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have reviewed originals or copies of the Registration Statement, the Prospectus, the certificate of incorporation and bylaws of the Company, as amended through the date hereof, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and

e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company.

Sonendo, Inc. November 4, 2022 Page 2

We have not independently established the validity of the foregoing assumptions.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(a)	The Shares have been validly issued and are fully paid and non-assessable.

(b)

The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) the exercise of the Warrants in accordance with their terms and (ii) receipt by the Company of the consideration for the Warrant Shares specified in the Warrants, the Warrant Shares will be validly issued, fully paid, and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP